Exhibit 10.1

INDEPENDENT DIRECTOR’S CONTRACT

THIS AGREEMENT (The “Agreement”) is made on the 4th day of February, 2008 and is by and between Sutor Technology Group Limited, (hereinafter referred to as “Company”) and A. Carl Mudd (hereinafter referred to as “Director”).

BACKGROUND

The Board of Directors of the Company desires to appoint Director to fill an existing vacancy and to have the Director perform the duties of independent director and Director desires to be so appointed for such position and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, Company and Director hereby agree as follows:

1. DUTIES. The Company requires that the Director be available to perform the duties of an independent director as described in the Company’s Handbook for Prospective Directors and such other duties customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its certificate or articles of incorporation, bylaws and its corporate governance and board committee charters, each as amended or modified from time to time, and by applicable law, including the Nevada General Corporation Law. Director agrees to devote as much time as is necessary to perform completely the duties as Director of the Company, including duties as a member of the Audit Committee and such other committees as the Director may hereafter be appointed to. The Director will perform such duties described herein in accordance with the general fiduciary duty of Directors arising under the Nevada General Corporation Law and Chapter 78 of the Nevada Revised Statutes.

2. TERM. The term of this Agreement shall commence from the date of the Director’s appointment by the board of directors of the Company (in the event the Director is appointed to fill a vacancy) or the date of the Director’s election by the stockholders of the Company and shall continue 12 months. This 12-month period ending on the anniversary date of the Director’s appointment is a “Service Year.” A new yearly-termed Independent Director Agreement approved by both parties is required to renew this cooperation relationship between Director and Sutor Technology Group limited.

3. COMPENSATION. For all services to be rendered by Director in any capacity hereunder, the Company agrees to pay Director a fee of $65,000 in cash during this Service Year, paid quarterly. This Director’s fee above shall include one (1) Board of Directors meeting and one (1) Audit Meeting in each of the four calendar quarters of the year (total eight (8) meetings per calendar year). Additionally, Director and the Company shall meet no less than two (2) times per year, at the Company’s facilities in China, for a period of no less than three (3) days or more than five (5) days during each meeting for intensive discussions about the Company’s operations and financial condition.

4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse Director for pre-approved reasonable business related expenses incurred in good faith in the performance of Director’s duties for the Company. The Company shall pay for or reimburse Director for all expenses and costs incurred in travel to and from meetings; travel within the United States shall be non-stop economy fare and travel to and from China shall be Business Class via most direct routing. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5. CONFIDENTIALITY. The Company and Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

6. NON-COMPETE. During the Term and for a period of twelve (12) months following the Director’s removal or resignation from the Board of Directors of the Company or any of its Subsidiaries or Affiliates (the "Restricted Period"), the Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company's current lines of business or any business then engaged in by the Company, any of its Subsidiaries or any of its Affiliates (the "Company's Business") for the Director’s own benefit or for the benefit of any person or entity other than the Company or any Subsidiary or Affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that the Director may hold, directly or indirectly, solely as an investment, not more than five percent (5%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, the Director shall not develop any property for use in the Company's Business on behalf of any person or entity other than the Company or its Subsidiaries.

7. TERMINATION. With or without cause, the Company is forbidden to terminate this Agreement during the service year by this contact. Director may only terminate this Agreement for cause during the service year by this contract.

8. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless Director, to the full extent allowed by the law of the State of Nevada, and as provided by, or granted pursuant to, any charter provision, bylaw provision, agreement (including, without limitation, the Indemnification Agreement executed herewith), vote of stockholders or disinterested directors or otherwise, both as to action in Director’s official capacity and as to action in another capacity while holding such office. The Company and the Director are executing the Indemnification Agreement in the form attached hereto as Exhibit A.

9. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

10. NOTICE. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission and if by fax to 86-512-52687771.

11. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of Nevada without reference to that state’s conflicts of laws principles.

12. ASSIGNMENT. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of the Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13. MISCELLANEOUS. If any provision of this Agreement shall be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

14. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

16. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director’s Contract to be duly executed and signed on the day and year above written.

SUTOR TECHNOLOGY GROUP LIMITED

BY:	/s/ Liuhua Guo
Name: Liuhua Guo
Title: Chief Executive Officer

INDEPENDENT DIRECTOR

BY:	/s/ A. Carl Mudd
ACM A. Carl Mudd